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                                                    EXHIBIT 11

                         DURAKON INDUSTRIES, INC.
                     CALCULATION OF EARNINGS PER SHARE
                                (UNAUDITED)

                                    Three Months Ended March 31,

( in 000's)                              1995          1994
Net earnings available to common
 stockholders                          $2,868         $2,345

 Primary

Average number of shares outstanding    6,520          6,476

  Add:  Dilutive effect of stock
        options based upon treasury
        stock method                      150            123

  Total                                 6,670          6,599

  Per share amount                      $0.43          $0.36

 Fully diluted

Average number of shares outstanding    6,520          6,476

  Add:  Dilutive effect of stock
        options based upon treasury
        stock method                      150            125

  Total                                 6,670          6,601

  Per share amount                      $0.43          $0.36

Note: This calculation is required by Regulation S-K, Item 601, and is filed as an exhibit under Item 6(b) of Form 10-Q.

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